10F-3 REPORT

SMITH BARNEY MUNICIPAL FUND, INC.
February 01, 2000 through April 30, 2000


                       Trade                                    % of
Issuer                 Date     Selling Dealer  Shares  Price   Issue(1)

Long Island Power Authority
 0.000% due 6/1/15     4/13/00  Bear Sterns     29,000 $43.041 0.97%A


(1) Represents purchases by all affiliated funds; may not exceed the greater of 25% of the principal amount of the offering.


A - Includes purchases of $2,517,087 by other Smith Barney Mutual Funds.